                                                                      EXHIBIT 11

                [LETTERHEAD OF HOULIHAN LOKEY HOWARD & ZUKIN]


February 28, 1997

To The Board of Directors
of Seven-Up/RC Bottling Company
of Southern California, Inc.

Gentlemen:

We understand that Dr Pepper Bottling Company of Texas, Inc., a Texas corporation ("DP Texas"), proposes to make a cash tender offer (the "Offer") to purchase 100% of the outstanding shares of common stock, par value $0.01 per share ("Common Stock"), of Seven-Up/RC Bottling Company of Southern California, Inc., a Delaware corporation (the "Company"), for $12.00 per share. In connection with the Offer, the Company, DP Texas and a wholly owned subsidiary of DP Texas ("Sub") will enter into an Agreement and Plan of Merger (the "Merger Agreement") pursuant to which Sub will merge with and into the Company ("the Merger"). The Offer, the Merger and all transactions related thereto are referred to collectively herein as the "Transaction."

You have requested our opinion (the "Opinion") as to the matters set forth below. The Opinion does not address the Company's underlying business decision to effect the Transaction. We have not been requested to, and did not, solicit third party indications of interest in acquiring all or any part of the Company. Furthermore, at your request, we have not negotiated the Transaction. We express no opinion with regard to the terms and/or fairness of the Merger Agreement, except with regard to the consideration to be received by the Company's stockholders in the Transaction.

In connection with this Opinion, we have made such reviews, analyses and inquiries as we have deemed necessary and appropriate under the circumstances. Among other things, we have:

        1. reviewed (a) the Company's annual reports to shareholders and on Form 10-K for the fiscal years ended December 31, 1995 and December 31, 1994, (b) quarterly report on Form 10-Q for the quarter ended September 30, 1996, and (c) Company-prepared financial and operating statements for the fiscal years ended December 31, 1992, December 31, 1993, December 31, 1994, December 31, 1995 and December 31, 1996, which the Company's management has identified as being the most current financial statements available;

Board of Directors
Seven-Up/RC Bottling Company
of Southern California, Inc.
February 28, 1997                                                       -2-



        2.      reviewed copies of the following documents:
                a) the Merger Agreement,
                b) the Company's 1996-1997 Stock Option Plan,
                c) the Company's Management Incentive Plan, and
                d) the Company's 1997 Cost Reduction Plan;

        3. reviewed the various company prepared operating and other statements, and other documentation presented to DP Texas by the Company on February 7, 1997;

        4.      reviewed the Company's Disclosure Statement dated June 19, 1996;

        5. met with certain members of senior management of the Company to discuss the operations, financial condition, future prospects and projected operations and performance of the Company;

        6.      visited certain facilities and business offices of the Company;


        7. reviewed management-prepared forecasts and projections of the Company's financial performance for the years ended December 31, 1997 through 2000;

        8. reviewed the historical market prices and trading volume for the Company's publicly traded securities and selected individual block trades;

        9. reviewed certain confidential detailed information regarding the Company's 1997 financial performance, the Company's compensation arrangements and employee benefit plans, and the Company's franchise assets and fixed assets;

        10. reviewed certain other publicly available financial data for selected companies that we deem comparable to the Company, and publicly available prices and premiums paid in other transactions that we considered similar to the Transaction; and

        11. conducted such other studies, analyses and inquiries as we have deemed appropriate.

We have relied upon and assumed, without independent verification, that the financial forecasts and projections provided to us have been reasonably prepared and reflect the best currently available estimates of the future financial results and condition of the Company, and that there has been no material change in the assets, financial condition, business or prospects of the Company since the date of the most recent financial statements made available to us.

Board of Directors
Seven-Up/RC Bottling Company
of Southern California, Inc.
February 28, 1997                                                           -3-


We have not independently verified the accuracy and completeness of the information supplied to us with respect to the Company and do not assume any responsibility for independent verification with respect to it. We have not made any physical inspection or independent appraisal of any of the properties or assets of the Company. Our opinion is necessarily based on business, economic, market and other conditions as they exist and can be evaluated by us at the date of this letter.

For purposes of this opinion, we have assumed that the Company's capital stock consists of five million shares of outstanding Common Stock, outstanding warrants to purchase 280,899 shares of Common Stock exercisable at $7.30 per share, outstanding options to purchase 337,079 shares of Common Stock exercisable at $7.30 per share, and outstanding options to purchase 382,022 shares of Common Stock exercisable at $8.00 per share.

Based upon the foregoing, and in reliance thereon, it is our opinion that the consideration to be received by the stockholders of the Company in connection with the Transaction is fair to them from a financial point of view.


HOULIHAN, LOKEY, HOWARD & ZUKIN, INC.

/s/ Houlihan Lokey Howard & Zukin